Press Release #201528	FOR IMMEDIATE RELEASE	December 16, 2015

Enertopia Announces Notice of Warrant Amendment

Vancouver, BC—Enertopia Corporation (TOP) (the "Company" or "Enertopia") announces it has filed FORM 13 with the CSE with respect to extending the terms of certain warrants.

This notice covers 2,167,160 remaining warrants issued on January 31, 2014 and 7,227,340 remaining warrants issued on February 13, 2014. Both warrants have exercise prices of $0.15 in USD and were to expire on January 31, 2016 and February 13, 2016 respectively.

The exercise price remains at $0.15 USD but the requested new expiry dates are to be January 31, 2018 and February 13, 2018 respectively.

The forced conversion clauses remain in effect in the event that the Company’s common shares, at any time after 4 months and 1 day have elapsed from the respective Issue Dates as noted above, as listed on a Principal Canadian Market – currently the Canadian Securities Exchange with symbol TOP - has been at or above CDN$0.30 for a period of 20 consecutive trading days, the Issuer may, within five (5) days thereafter issue to the Warrant holders a written notice advising of the accelerated expiry of the Warrants. Such written notice shall identify in reasonable detail the particulars of the acceleration event and identify the date (the "Warrant Accelerated Expiry Date") set for accelerated expiry, which in no event shall be less than 30 days after the mailing date of the written notice. For greater certainty, all Warrants shall expire and be of no further force or effect as of 4:30 pm (Pacific Time) on the Warrant Accelerated Expiry Date.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning the closing of the Private Placement and anticipated use of proceeds, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release